Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated August 22, 2024
To Prospectus dated February 27, 2023
Registration Statement No. 333-270063
MONDELĒZ INTERNATIONAL, INC.
Pricing Term Sheet
$500,000,000 4.750% Notes due 2034
Summary of Terms

Issuer:	Mondelēz International, Inc. (the “Company”)

Description of Securities:	$500,000,000 4.750% Notes due 2034 (the “Notes”)

Trade Date:	August 22, 2024

Settlement Date:	August 28, 2024 (T+4)

Maturity Date:	August 28, 2034

Issue Price (Price to Public):	99.779% of the principal amount

Benchmark Treasury:	3.875% due August 15, 2034

Benchmark Treasury Price / Yield:	100-04+ / 3.858%

Spread to Benchmark Treasury:	+92 bps

Yield to Maturity:	4.778%

Coupon:	4.750%

Interest Payment Dates:	Semi-annually on February 28 and August 28 of each year, commencing February 28, 2025.

Day Count Convention:	30/360

Optional Redemption:
Prior to May 28, 2034 (the date that is three months prior to the scheduled maturity date for the Notes) (the “Par Call Date”), the Company may redeem the Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:
(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points, less (b) interest accrued to the date of redemption, and
(2)100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
On or after the Par Call Date, the Company may redeem the Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	609207BE4 / US609207BE44

Other Information

Anticipated Long-Term Senior Unsecured Debt Ratings*:	Moody’s: Baa1 (Stable) S&P: BBB (Stable)

Underwriters:	Joint Book-Running Managers:

BBVA Securities Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC Wells Fargo Securities, LLC

Senior Co-Managers:

NatWest Markets Securities Inc. Standard Chartered Bank SMBC Nikko Securities America, Inc. Truist Securities, Inc.

Co-Managers:

Bancroft Capital, LLC Blaylock Van, LLC C.L. King & Associates, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
** Under Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one business day before the settlement date may be required, by virtue of the fact that the Notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.
MiFID II and UK MiFIR ‑ professionals/ECPs‑only/ No PRIIPs or UK PRIIPs KID – Manufacturer target market (MIFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK.
This pricing term sheet supplements, and should be read in conjunction with, Mondelēz International, Inc.’s Preliminary Prospectus Supplement dated August 22, 2024 and the accompanying Base Prospectus dated February 27, 2023 and the documents incorporated by reference therein.
The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll free at 1-800-422-8692, J.P. Morgan Securities LLC collect at 1-212-834-4533, Mizuho Securities USA LLC toll-free at 1-866-271-7403 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.
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